OMNICOM REPORTS FIRST QUARTER 2026 RESULTS

2026 First Quarter - Core Operations (Net of Dispositions and Held for Sale):
•Revenue of $5.6 billion, 3.9% organic growth
•Non-GAAP Adjusted EBITA of $833.5 million, 14.8% margin

2026 First Quarter:
•Revenue of $6.2 billion
•Diluted earnings per share of $1.35; $1.90 Non-GAAP Adjusted, up 12%
•Operating Income of $646.2 million; $861.4 million Non-GAAP Adjusted EBITA

NEW YORK, April 28, 2026 - Omnicom (NYSE: OMC) today announced results for the quarter ended March 31, 2026.

“Our strong first quarter performance as the new Omnicom reflects our new integrated capabilities, core portfolio operations, and successful integration activities. With the largest global media platform, proprietary data and identity capabilities, and our AI-powered Omni platform in full operation, we are uniquely equipped to help clients address an increasingly fragmented and complex marketing environment," said John Wren, Chairman and Chief Executive Officer of Omnicom. “In the quarter, we delivered solid revenue growth and double-digit growth in Non-GAAP adjusted diluted EPS. We are also on track to achieve substantial cost reduction synergies and $3.5 billion in share repurchases this year under our $5.0 billion authorization. This combination of operational excellence and disciplined capital allocation positions us to deliver profitability and earnings-per-share growth that will set a new standard for our sector.”

Core Operations

	Three Months Ended March 31,
$ in millions, except per share amounts	2026			2025
	Omnicom			Combined (OMC + IPG)
	2026 Consolidated	Less: Dispositions & Held for Sale	Core Operations (Net of Dispositions & Held for Sale)	2025 Combined	Less: Dispositions & Held for Sale	Core Operations (Net of Dispositions & Held for Sale)

Revenue	$6,242.9	$627.2	$5,615.7	$6,013.0	$748.3	$5,264.7
Adjusted EBITA	$861.4	$27.9	$833.5	$694.7	$41.6	$653.1
EBITA Margin	13.8%	4.4%	14.8%	11.6%	5.6%	12.4%
See notes on pages 2 and 13.

Revenue from Core Operations
Revenue from Core Operations in the first quarter of 2026 increased $350.9 million, or 6.7%, to $5.6 billion as compared to the first quarter of 2025 due to an increase in organic revenue of $206.7 million, or 3.9%, and an increase due to foreign currency translation of $144.2 million, or 2.7%.
280 Park Avenue, New York, NY 10017, www.omc.com

Revenue contribution by discipline as a percentage of revenue from Core Operations of $5.6 billion in the first quarter of 2026 was as follows: $2.9 billion, or 51.5%, for Integrated Media; $943.4 million, or 16.8%, for Advertising; $535.5 million, or 9.5%, for Health; $659.8 million, or 11.7%, for Public Relations; and $582.8 million, or 10.4%, for Experiential & Other. Revenue from dispositions and assets held for sale was $627.2 million.
Revenue contribution by region as a percentage of revenue from Core Operations of $5.6 billion in the first quarter of 2026 was as follows: $3.4 billion, or 61.4%, for the United States; $690.0 million, or 12.3%, for Euro Markets & Other Europe; $492.3 million, or 8.8%, for the United Kingdom; $503.5 million, or 8.9%, for Asia Pacific; $174.4 million, or 3.1%, for Latin America; $129.8 million, or 2.3%, for the Middle East & Africa; and $177.8 million, or 3.2%, for Other North America.

Adjusted EBITA from Core Operations
Adjusted EBITA from Core Operations in the first quarter of 2026 increased $178.5 million, or 27.3%, to $833.5 million in the first quarter of 2026 compared to the first quarter of 2025, and the related margin increased to 14.8% from 12.4%, primarily due to cost reduction synergies.
Core Operations
Core Operations: calculated from the consolidated revenue, adjusted operating income and adjusted EBITA of Omnicom, excluding businesses that have been disposed of or are classified as held for sale. Amounts for 2025 are calculated on a combined basis for Omnicom and The Interpublic Group of Companies, Inc. ("IPG").

First Quarter 2026 Results

$ in millions, except per share amounts	Three Months Ended March 31,
	Reported 2026	Non-GAAP Adjustments	Non-GAAP 2026 Adj.	Reported 2025	Non-GAAP Adjustments	Non-GAAP 2025 Adj.
Revenue	$6,242.9	$—	$6,242.9	$3,690.4	$—	$3,690.4
Operating Income	646.2	97.8	744.0	452.6	33.8	486.4
Operating Income Margin	10.4%		11.9%	12.3%		13.2%
Net Income[1]	405.2	164.5	569.7	287.7	48.8	336.5
Net Income per Share - Diluted[1]	$1.35		$1.90	$1.45		$1.70
Non-GAAP Measures:[1]
EBITA	$763.6	$97.8	$861.4	$474.4	$33.8	$508.2
EBITA Margin	12.2%		13.8%	12.9%		13.8%

1) See notes on page 13.
Revenue
Revenue in the first quarter of 2026 increased $2.6 billion to $6.2 billion as compared to the first quarter of 2025, primarily due to the acquisition of IPG, which closed on November 26, 2025, and constant currency revenue growth. The impact of foreign currency translation increased revenue by $174.2 million, or 4.8%. Revenue in the first quarter of 2026 includes $627.2 million from dispositions and assets held for sale.
Expenses
Operating expenses increased $2.4 billion to $5.6 billion in the first quarter of 2026 compared to the first quarter of 2025, primarily due to the acquisition of IPG. Included in operating expenses in the first quarter of 2026 are $59.4 million of integration and transaction costs related to the acquisition of IPG, $4.1 million of repositioning costs, and $34.3 million of loss on planned dispositions following the closing of the IPG acquisition.
Salary and service costs increased $1.9 billion to $4.6 billion, primarily due to the IPG acquisition and constant currency revenue growth. These costs tend to fluctuate with changes in revenue and are comprised of salary and related costs, which include employee compensation and benefits costs and freelance labor, third-party service costs, and third-party incidental costs. Salary and related costs increased $1.3 billion to $3.1 billion. Third-party service costs increased $568.9 million to $1.4 billion, primarily due to growth in our Integrated Media discipline and the effects of including a full quarter of IPG costs. Third-party incidental costs increased $43.3 million to $212.3 million, primarily due to revenue growth and the acquisition of IPG.
Occupancy and other costs, which are less directly linked to changes in revenue than salary and service costs, increased $212.7 million to $527.3 million, primarily due to the acquisition of IPG.
SG&A expenses increased $106.6 million to $224.5 million, primarily due to the acquisition of IPG. Included in SG&A expenses in the first quarter of 2026 are $59.4 million of integration and transaction costs related to the acquisition of IPG.

Operating Income
Operating income increased $193.6 million to $646.2 million in the first quarter of 2026 compared to the first quarter of 2025, primarily as a result of the IPG acquisition, partially offset by costs primarily related to the integration of IPG.

Interest Expense, net
Net interest expense in the first quarter of 2026 increased $42.6 million to $72.0 million compared to the first quarter of 2025, primarily due to debt assumed as part of the IPG acquisition and the refinancing activities in the first quarter of 2026. Interest expense increased $59.9 million to $119.0 million. Interest income increased $17.3 million to $47.0 million.

Income Taxes
Our effective tax rate for the first quarter of 2026 was 26.9% compared to 28.5% for the first quarter of 2025. The effective tax rate for 2026 reflects the impacts of the lower tax benefit associated with integration costs, severance and repositioning charges related to the acquisition of IPG. Excluding these items, our Non-GAAP adjusted effective tax rate for the first quarter of 2026 was 26.0% compared to 26.7% for the first quarter of 2025.

Net Income – Omnicom Group Inc. and Diluted Net Income per Share
Net income - Omnicom Group Inc. for the first quarter of 2026 increased $117.5 million to $405.2 million compared to the first quarter of 2025. Weighted-average diluted shares outstanding for the first quarter of 2026 increased to 299.2 million from 198.3 million, primarily as a result of shares issued for the IPG acquisition, partially offset by net share repurchases, including shares purchased pursuant to the accelerated stock repurchase agreement. Diluted net income per share of $1.35 decreased by $0.10 from $1.45 in the prior year period.

Non-GAAP Adjusted Net Income per Share - Diluted for the first quarter of 2026 increased $0.20, or 11.8%, to $1.90 from $1.70. Non-GAAP Adjusted Net Income per Share - Diluted for the first quarters of 2026 and 2025 excluded $86.9 million and $16.1 million, respectively, of after-tax amortization expense. Non-GAAP Adjusted Net Income per Share - Diluted for the first quarter of 2026 also excluded $46.7 million of after-tax integration and transaction costs, $3.1 million of after-tax severance and repositioning costs and $27.8 million of loss on dispositions. In 2025, Non-GAAP Adjusted Net Income per Share - Diluted excluded $32.7 million of costs related to the acquisition of IPG. We present Non-GAAP Adjusted Net Income per Share - Diluted to allow for comparability with the prior year period.

EBITA
EBITA increased $289.2 million to $763.6 million in the first quarter of 2026 compared to the first quarter of 2025 and, in both periods, it included impacts from assets subsequently disposed of or currently held for sale. Adjusted EBITA increased $353.2 million, or 69.5%, to $861.4 million in the first quarter of 2026 compared to the first quarter of 2025, and the related margin stayed flat at 13.8%. EBITA and Adjusted EBITA excluded amortization expense of $117.4 million and $21.8 million in the first quarters of 2026 and 2025, respectively. Adjusted EBITA also excluded $59.4 million of costs related to the integration of IPG, severance and repositioning costs of $4.1 million, and a loss on dispositions of $34.3 million in the first quarter of 2026. Adjusted EBITA in the first quarter of 2025 also excluded $33.8 million of costs related to the acquisition of IPG.
Risks and Uncertainties
Global economic conditions and disruptions, including geopolitical events, international hostilities, acts of terrorism, public health crises, inflation or stagflation, tariffs and other trade barriers, central bank interest rate policies in countries that comprise our major markets, labor and supply chain issues affecting the distribution of our clients’ products, or a disruption in the credit markets could cause economic uncertainty and volatility. The impact of these issues on our business will vary by geographic market and discipline. We monitor economic conditions and disruptions closely, as well as client revenue levels and other factors. In response to reductions in revenue, we can take actions to align our cost structure with changes in client demand and manage our working capital. However, there can be no assurance as to the effectiveness of our efforts to mitigate any impact of the current and future adverse economic conditions and disruptions, reductions in client revenue, changes in client creditworthiness and other developments.

Definitions - Components of Revenue Change
We use certain terms in describing the components of the change in revenue above.
Core Operations: Revenue from Core Operations excludes businesses that have been disposed of or are classified as held for sale. Amounts for 2025 are calculated on a combined basis for Omnicom and IPG.

Organic growth: calculated by subtracting the foreign exchange rate impact from total revenue growth, which is equal to the current period revenue from Core Operations minus the prior period revenue from Core Operations.

Foreign exchange rate impact on core operations: calculated by translating the current period’s local currency revenue using the prior period average exchange rates to derive current period constant currency revenue. The foreign exchange rate impact is the difference between the current period revenue in U.S. Dollars and the current period constant currency revenue.

Percentage change: Calculated by dividing the individual component amount by the prior period Core Operations revenue base.

Conference Call
Omnicom will host a conference call to review its financial results on April 28, 2026 starting at 4:30 p.m. Eastern Time. A live webcast of the call, along with the related slide presentation, will be available at Omnicom’s investor relations website, investor.omc.com, and a webcast replay will be made available after the call concludes.
About Omnicom
Omnicom (NYSE: OMC) is the world's leading marketing and sales company, built for intelligent growth in the next era. Powered by Omni and its proprietary data and identity, Omnicom's Connected Capabilities unite the company's world‑class agency brands, exceptional talent, and deep domain expertise across media, commerce, consulting, precision marketing, advertising, production, health, public relations, branding, and experiential to address clients' most critical growth priorities.For more information, visit omc.com.
Contact

Investors:	Gregory Lundberg	greg.lundberg@omc.com
Media:	Joanne Trout	joanne.trout@omc.com
Non-GAAP Financial Measures
We present financial measures determined in accordance with generally accepted accounting principles in the United States (“GAAP”) and adjustments to the GAAP presentation (“Non-GAAP”), which we believe are meaningful for understanding our performance. We believe these measures are useful in evaluating the impact of certain items on operating performance and allow for comparability between reporting periods. We define EBITA as earnings before interest, taxes, and amortization, principally of acquired intangible assets and internally developed strategic platform assets, and EBITA margin is defined as EBITA divided by revenue. We use EBITA and EBITA margin as additional operating performance measures, which exclude the non-cash amortization expense principally from acquired intangible assets and internally developed strategic platform assets. We also use Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted EBITA, Adjusted EBITA Margin, Adjusted Income Tax Expense, Adjusted Net Income – Omnicom Group Inc., Adjusted Net Income per share – Omnicom Group Inc. - Diluted, and organic growth as additional operating performance measures. For 2025, we also used Combined Adjusted EBITA, which was calculated using the combined adjusted EBITA of Omnicom and IPG. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. Non-GAAP financial measures as reported by us may not be comparable to similarly titled amounts reported by other companies.
Forward-Looking Statements
Certain statements in this document contain forward-looking statements, including statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. In addition, from time to time, we or our representatives have made, or may make, forward-looking statements, orally or in writing. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of management as well as assumptions made by, and information currently available to management. Forward-looking statements may be accompanied by words such as “aim”, “anticipate”, “believe”, “plan”, “could”, “should”, “would”, “estimate”, “expect”, “forecast”, “future”, “guidance”, “intend”, “may”, “will”, “possible”, “potential”, “predict”, “project” or similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of our control. Therefore, you should not place undue reliance on such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include:
•risks relating to the completed merger (the “Merger”) between us and The Interpublic Group of Companies, Inc. ("IPG"), including risks related to the integration of IPG’s business, such as, among others: uncertainties associated with retaining key management and other employees; potential disruptions to client, vendor, and business partner relationships; the risk that integration activities may be more time-consuming, complex, or costly than expected; the possibility that anticipated synergies, efficiencies, and other benefits of the Merger may not be realized, or may be realized more slowly than anticipated; and risks associated with managing a larger, more complex combined organization and effectively integrating systems, processes, operations, and cultures;
•adverse economic conditions, including geopolitical events, international hostilities, acts of terrorism, public health crises, inflation or stagflation, tariffs and other trade barriers, central bank interest rate policies in countries that comprise our major markets, labor and supply chain issues affecting the distribution of our clients’ products, or a disruption in the credit markets;
•international, national or local economic conditions that could adversely affect us or our clients;
•reductions in client spending, a slowdown in client payments or a deterioration or disruption in the credit markets;
•the ability to attract new clients and retain existing clients in the manner anticipated;
•changes in client marketing and communications services requirements;
•failure to manage potential conflicts of interest between or among clients;
•unanticipated changes related to competitive factors in the marketing and communications services industries;
•unanticipated changes to, or an inability to hire and retain, key personnel;
•currency exchange rate fluctuations;
•reliance on information technology systems and risks related to cybersecurity incidents;
•effective management of the risks, challenges and efficiencies presented by utilizing artificial intelligence, or AI, technologies and related partnerships in our business, and their use by our competitors;
•failure to adapt to technological developments;
•our liquidity, long-term financing needs, credit ratings and access to capital markets;
•changes in legislation or governmental regulations affecting us or our clients;
•losses on media purchases and production costs incurred on behalf of clients;
•risks associated with assumptions we make in connection with our acquisitions, critical accounting estimates and legal proceedings;
•our international operations, which are subject to the risks of currency repatriation restrictions, social or political conditions and an evolving regulatory environment in high-growth markets and developing countries;
•risks related to our environmental, social and governance goals and initiatives, including impacts from regulators and other stakeholders, and the impact of factors outside of our control on such goals and initiatives;
•changes in tax rates, tax laws, regulations or interpretations, or adverse outcomes of tax audits or proceedings; and
•other business, financial, operational and legal risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission ("SEC").

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that may affect our business, including those described in Item 1A., “Risk Factors” and Item 7., “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, in our Annual Report on Form 10-K, in this document and in other documents filed from time to time with the SEC. Except as required under applicable law, we do not assume any obligation to update these forward-looking statements.

OMNICOM GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended March 31,
	2026	2025
Revenue	$6,242.9	$3,690.4
Operating Expenses:
Salary and service costs	4,639.6	2,746.3
Occupancy and other costs	527.3	314.6
Severance and repositioning costs[1]	4.1	—
Loss on disposition of subsidiaries[1]	34.3	—
Cost of services	5,205.3	3,060.9
Selling, general and administrative expenses[1]	224.5	117.9
Depreciation and amortization	166.9	59.0
Total Operating Expenses[1]	5,596.7	3,237.8
Operating Income	646.2	452.6
Interest Expense	119.0	59.1
Interest Income	47.0	29.7
Income Before Income Taxes and Income (Loss) From Equity Method Investments	574.2	423.2
Income Tax Expense[1]	154.6	120.7
Income (Loss) From Equity Method Investments	(0.9)	0.9
Net Income[1]	418.7	303.4
Net Income Attributed To Noncontrolling Interests	13.5	15.7
Net Income - Omnicom Group Inc.[1]	$405.2	$287.7
Net Income Per Share - Omnicom Group Inc.:[1]
Basic	$1.36	$1.46
Diluted	$1.35	$1.45

Dividends Declared Per Common Share	$0.80	$0.70

Operating income margin	10.4%	12.3%

Non-GAAP Measures:[4]
EBITA[2]	$763.6	$474.4
EBITA Margin[2]	12.2%	12.9%
EBITA - Adjusted[1,2]	$861.4	$508.2
EBITA Margin - Adjusted[1,2]	13.8%	13.8%
Non-GAAP Adjusted Net Income Per Share - Omnicom Group Inc. - Diluted[1,3]	$1.90	$1.70

1)    See Note 3 on page 13.
2)     See Note 4 on page 13 for the definition of EBITA.
3)     Adjusted Net Income per Share - Diluted for the three months ended March 31, 2026 and 2025 excludes after-tax amortization expense principally from acquired intangible assets and internally developed strategic platform assets, after-tax severance and repositioning costs, after-tax loss on disposition of subsidiaries and after-tax integration and acquisition costs related to the acquisition of IPG. We believe these measures are useful in evaluating the impact of these items on operating performance and allow for comparability between reporting periods.
4) See Non-GAAP reconciliations starting on page 10.

OMNICOM GROUP INC. AND SUBSIDIARIES
DETAIL OF OPERATING EXPENSES
(Unaudited)
(In millions)

	Three Months Ended March 31,
	2026	2025
Revenue	$6,242.9	$3,690.4
Operating Expenses:
Salary and service costs:
Salary and related costs	3,061.6	1,780.5
Third-party service costs[1]	1,365.7	796.8
Third-party incidental costs[2]	212.3	169.0
Total salary and service costs	4,639.6	2,746.3
Occupancy and other costs	527.3	314.6
Severance and repositioning costs[3]	4.1	—
Loss on disposition of subsidiaries[3]	34.3	—
Cost of services	5,205.3	3,060.9
Selling, general and administrative expenses[3]	224.5	117.9
Depreciation and amortization	166.9	59.0
Total operating expenses[3]	5,596.7	3,237.8
Operating Income	$646.2	$452.6

1)     Third-party service costs include third-party supplier costs when we act as principal in providing services to our clients.
2)     Third-party incidental costs primarily consist of client-related travel and incidental out-of-pocket costs, which we bill back to the client directly at our cost and which we are required to include in revenue.
3)     See Note 3 on page 12.

OMNICOM GROUP INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions)

	Three Months Ended March 31,
	2026	2025
Net Income - Omnicom Group Inc.	$405.2	$287.7
Net Income Attributed To Noncontrolling Interests	13.5	15.7
Net Income	418.7	303.4
Income (Loss) From Equity Method Investments	(0.9)	0.9
Income Tax Expense	154.6	120.7
Income Before Income Taxes and Income (Loss) From Equity Method Investments	574.2	423.2
Interest Expense	119.0	59.1
Interest Income	47.0	29.7
Operating Income	646.2	452.6
Add back: amortization principally from acquired intangible assets and internally developed strategic platform assets[1]	117.4	21.8
Earnings before interest, taxes and amortization of intangible assets (“EBITA”)[1]	$763.6	$474.4

Depreciation and other	49.5	37.2
EBITDA	$813.1	$511.6

EBITA[1]	$763.6	$474.4
Severance and repositioning costs[2]	4.1	—
Loss on disposition of subsidiary[2]	34.3	—
Acquisition related costs[2]	59.4	33.8
EBITA - Adjusted[1,2]	$861.4	$508.2

Revenue	$6,242.9	$3,690.4

Non-GAAP Measures:
EBITA[1]	$763.6	$474.4
EBITA Margin[1]	12.2%	12.9%
EBITA - Adjusted[1,2]	$861.4	$508.2
EBITA Margin - Adjusted[1,2]	13.8%	13.8%

1)    See Note 4 on page 13.
2)     See Note 3 on page 13.
The above table reconciles the Non-GAAP financial measures of EBITDA, EBITA, EBITA - Adjusted, EBITA Margin and EBITA Margin-Adjusted to the GAAP financial measure of Net Income-Omnicom Group Inc. We use EBITA and EBITA Margin as additional operating performance measures, which exclude the non-cash amortization expense principally from acquired intangible assets and internally developed strategic platform assets. Accordingly, we believe EBITA, EBITA Margin, EBITA - Adjusted, and EBITA Margin - Adjusted are useful measures for investors to evaluate the comparability of the performance of our business year to year.

OMNICOM GROUP INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES - Combined
(Unaudited)
(In millions)

	Three Months Ended March 31, 2025
	Omnicom	IPG	Combined

Revenue	$3,690.4	$2,322.6	$6,013.0

Net Income (Loss)	$287.7	$(85.4)	$202.3
Net Income Attributed To Noncontrolling Interests	15.7	0.1	15.8
Net Income	303.4	(85.3)	218.1
Income (Loss) From Equity Method Investments or Unconsolidated Affiliates	0.9	(0.1)	0.8
Income Tax Expense (Benefit)	120.7	(9.2)	111.5
Income (Loss) Before Income Taxes and Income (Loss) From Equity Method Investments	423.2	(94.4)	328.8
Interest Expense	59.1	(50.1)	9.0
Interest Income	29.7	34.6	64.3
Other Expense, Net		(36.9)	(36.9)
Operating Income (Loss)	452.6	(42.0)	410.6
Add back: amortization principally from acquired intangible assets and internally developed strategic platform assets[1]	21.8	20.4	42.2
Earnings before interest, taxes and amortization of intangible assets (“EBITA”)[1]	$474.4	$(21.6)	$452.8

Severance and repositioning costs	—	203.3	203.3
Acquisition related costs	33.8	4.8	38.6
EBITA - Adjusted[1]	$508.2	$186.5	$694.7
EBITA Margin			11.6%

1)    See Note 4 on page 13.
The above table reconciles the Non-GAAP financial measures of EBITDA, EBITA, EBITA - Adjusted, EBITA Margin and EBITA Margin- Adjusted to the GAAP financial measure of Net Income- Omnicom Group Inc. We use EBITA and EBITA Margin as additional operating performance measures, which exclude the non-cash amortization expense principally from acquired intangible assets and internally developed strategic platform assets. Accordingly, we believe EBITA, EBITA Margin, EBITA - Adjusted, and EBITA Margin - Adjusted are useful measures for investors to evaluate the comparability of the performance of our business year to year.

OMNICOM GROUP INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions)

	Three Months Ended March 31,
	Reported 2026	Non-GAAP Adj. (1)	Non-GAAP 2026 Adj.	Reported 2025	Non-GAAP Adj. (1)	Non-GAAP 2025 Adj.
Revenue	$6,242.9	$—	$6,242.9	$3,690.4	$—	$3,690.4

Operating Expenses[1]	5,596.7	(97.8)	5,498.9	3,237.8	(33.8)	3,204.0
Operating Income	646.2	97.8	744.0	452.6	33.8	486.4
Operating Income Margin	10.4%		11.9%	12.3%		13.2%

	Three Months Ended March 31,
	2026		2025
	Net Income	Net Income per Share- Diluted	Net Income	Net Income per Share- Diluted
Net Income - Omnicom Group Inc. - Reported	$405.2	$1.35	$287.7	$1.45
Severance and repositioning costs (after-tax)[2]	3.1	0.01	—	—
Loss on dispositions[1]	27.8	0.09	—	—
Acquisition related costs (after-tax)[1,2]	46.7	0.16	32.7	0.17
Amortization expense (after-tax)[2]	86.9	0.29	16.1	0.08
Non-GAAP Net Income - Omnicom Group Inc. - Adjusted[2,3]	$569.7	$1.90	$336.5	$1.70
1)    See Note 3 on page 13.
2)    Adjusted Net Income per Share - Diluted for the three months ended March 31, 2026 excludes after-tax amortization expense principally from acquired intangible assets and internally developed strategic platform assets, after-tax severance and repositioning costs, after-tax loss on disposition of subsidiaries and after-tax integration costs related to the acquisition of IPG. We believe these measures are useful in evaluating the impact of these items on operating performance and allow for comparability between reporting periods. Adjusted Net Income per Share - Diluted for the three months ended March 31, 2025 excludes after-tax amortization expense principally from acquired intangible assets and internally developed strategic platform assets and after-tax integration costs related to the acquisition of IPG.
3)     Weighted-average diluted shares for the three months ended March 31, 2026 and 2025 were 299.2 million and 198.3 million, respectively. The above tables reconcile the Non-GAAP financial measures of Non-GAAP Operating Income - Adjusted, Non-GAAP Net Income-Omnicom Group Inc. - Adjusted and Non-GAAP Adjusted Net Income per Share - Diluted to the GAAP financial measures of Operating Income, Net Income - Omnicom Group Inc. and Net Income per Share - Diluted. Management believes these Non-GAAP measures are useful for investors to evaluate the comparability of the performance of our business year to year.

NOTES:

1)    Net Income and Net Income per Share for Omnicom Group Inc.
2)     See Non-GAAP reconciliations starting on page 10.
3)    For the three months ended March 31, 2026, operating expenses included $4.1 million ($3.1 million after-tax) of repositioning costs, primarily related to severance actions in connection with the merger (the "Merger") with IPG and $34.3 million ($27.8 million after-tax) of losses on dispositions of certain businesses in connection with the Merger. In addition, included in selling, general and administrative expenses for the three months ended March 31, 2026 are integration and transaction costs related to the acquisition of IPG of $59.4 million ($46.7 million after-tax). The net impact of these items reduced operating income for the three months ended March 31, 2026 by $97.8 million ($77.6 million after-tax), which reduced diluted net income per share - Omnicom Group Inc. by $0.26. Included in selling, general and administrative expenses for the three months ended March 31, 2025 are acquisition-related expenses of $33.8 million ($32.7 million after-tax) in connection with the Merger with IPG, which reduced diluted net income per share - Omnicom Group Inc. by $0.17.
4)    We define EBITA as earnings before interest, taxes and amortization, principally of acquired intangible assets and internally developed strategic platform assets.
5)    Combined (OMC + IPG) represents combined results from Omnicom and IPG as previously reported on a separate company basis during the prior year period. Combined results exclude pro-forma adjustments included in our results for Core Operations. See Note 6 below.
6)    Core Operations: calculated from the consolidated revenue, adjusted operating income and adjusted EBITA of Omnicom, excluding businesses that have been disposed of or are classified as held for sale. Amounts for 2025 are calculated on a combined basis for Omnicom and IPG.